EXHIBIT 11.01

                       LOEWS CORPORATION AND SUBSIDIARIES

     Statement Re Computation of Per Share Earnings Assuming Full Dilution

                                                       Years Ended December 31,
                                                      --------------------------
                                                          1992           1991
                                                      --------------------------
                                                         (In thousands, except
                                                             per share data)

Computation of Fully Diluted Net Income:
  Net Income  .....................................     $122,614        $904,338
  Reduction of interest and debt discount expenses
   related to notes assumed converted, net of
   applicable federal income taxes ................       14,924          15,693
                                                        ------------------------
  Fully diluted net income ........................     $137,538        $920,031
                                                        ========================

Computation of Fully Diluted Shares:
  Weighted average shares outstanding .............       65,659          68,807
  Add shares assumed to be issued upon conversion
   of notes .......................................        2,154           2,405
                                                        ------------------------
  Fully diluted shares ............................       67,813          71,212
                                                        ========================

Net Income Per Share Assuming Full Dilution .......     $   2.03        $  12.92
                                                        ========================

                                      L-11